

KAWS (b. 1974)

Download deal sheet



CHUM (2012)

After reviewing over 170 others, Masterworks agreed to privately acquire the Painting directly from one of the world's largest collectors of works by KAWS in Asia.

INVESTMENT THESIS

Initial Offering Price

$1,721,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
14
15
16
17
18
19
20
21
22

Price Appreciation of Similar Works

24.4%

Sharpe Ratio (2010-2021) watch video

KAWS	▲1.00
All Art	0.77
S&P 500	1.20

54% Progress

INVEST NOW



KAWS

(b. 1974)

Painting







INVEST NOW

KAWS

b. 1974, UNITED STATES

Acrylic on canvas over panel | 84 × 68 in. (213 × 173 cm.)

Brian Donnelly, also known as KAWS, has become a global phenomenon for his appropriation of pop culture iconography.



$1,721,000

INITIAL OFFERING

24.4% HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	▲1.00 MARKET RISK-ADJUSTED APPRECIATION[2]
92.2% ANNUAL GROWTH OF RECORD PRICE[3]	40.3% MEDIAN REPEAT SALE PAIR APPRECIATION[4]

The Painting is a prime example of KAWS' dynamic character paintings, executed on a shaped canvas, which depicts CHUM, the artist's reinterpretation of the iconic Michelin Man. The Michelin Man, whose real name is Bibendum, is recognizable for his jovial smile and tiered plump body, a playful nod to Michelin tires. KAWS has reimagined this figure from popular culture by adding his hallmark crossbone skull and X-form eyes. In the Painting, CHUM races energetically toward the viewer. Curator Michael Auping praises the artist's use of shaped canvas, noting in his essay for the 2016 exhibition "KAWS: Where the End Starts" that they function as "...a form of physical animation, energizing the characters so they appear to be moving across the landscape of the wall."CHUM remains one of KAWS' more recognizable characters and is often featured in exhibitions and collaborations. The character was memorialized in a series of skate decks produced for Supreme in 2001 and was also selected for the artist's first limited edition sneaker collaboration with DC Shoes in 2002. In 2020, KAWS released a small-scale limited edition CHUM sculpture titled *WHAT PARTY* in anticipation of the artist's survey show of the same name, which opened at the Brooklyn Museum and ran from February 26 to September 5, 2021. As of March 21, 2023, only one other example from the CHUM shaped canvas series of the same scale as the Painting has been sold at auction; *CHUM (KCB7)* sold for $2,412,500, nearly five times its high estimate of $500,000, on November 15, 2018 at Christie's in New York. The most recent CHUM shaped canvas to sell at auction was *CHUM (KCO18)* (2016), which is smaller than the Painting, and sold for HKD 5,670,000 ($722,295) at Sotheby's, Hong Kong, on October 7, 2022. The Painting's scale, subject, execution and format make it a commercial and desirable work by KAWS.

KAWS follows a tradition inherited from the first generation of New York street artists, whose inimitable style helped them transition from street art to auction mainstays and household names, including Jean-Michel Basquiat and Keith Haring. In the last three years, the art market has caught up with popular culture and the demand for KAWS' work has grown on a global scale. From 2008 to 2019,

AS OF MARCH 21, 2023, THE TOP AUCTION RECORDS FOR KAWS ARE LED BY *THE KAWS ALBUM* (2005), WHICH SOLD FOR $14,772,676 AT SOTHEBY'S HONG KONG ON APRIL 1, 2019, FOLLOWED BY *UNTITLED (KIMPSONS)* (2004), WHICH SOLD FOR $7,378,854 AT SOTHEBY'S HONG KONG ON OCTOBER 6, 2019, AND *THE WALK HOME* (2012), WHICH SOLD FOR $5,955,000 AT PHILLIPS NEW YORK ON MAY 16, 2019.

the artist was represented by Perrotin gallery, who mounted nine solo exhibitions across their international locations, and he is currently represented by Skarstedt gallery. The artist has also been the subject of several international exhibitions, including "OriginalFake," which took place in 2003 at the BAPE Gallery in Tokyo, "KAWS: DOWN TIME" at the High Museum of Art in Atlanta, GA and the 2020 collaboration with Acute Art titled "EXPANDED HOLIDAY," a two week long exhibition of virtual reality artworks which took place simultaneously in twelve major cities across the world. A retrospective of the artist's work was mounted at the National Gallery of Victoria in Melbourne, Australia in 2019 through 2020. In 2021, the Brooklyn Museum opened "KAWS: WHAT PARTY," a comprehensive survey show, featuring over 100 works and several new pieces. From January through February 2022, the Serpentine North Gallery in London mounted an exhibition of the artist's work, titled "KAWS: NEW FICTION," which marked KAWS' first major solo show in London. The exhibition presented works in the physical gallery space while a virtual recreation was simultaneously launched on the gaming platform Fortnite. As of March 21, 2023, the top auction records for KAWS are led by *The Kaws Album* (2005), which sold for HKD 115,966,000 ($14,772,676) at Sotheby's, Hong Kong on April 1, 2019, followed by *Untitled (Kimpsons)* (2004), which sold for HKD 49,000,000 ($7,378,854) at Sotheby's, Hong Kong on October 6, 2019, and *The Walk Home* (2012), which sold for $5,955,000 at Phillips, New York on May 16, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[5,6]


$3.0M
$2.3M
$1.5M
$0.8M
2014
2015
2016
2017
2018
2019
2020
2021
2022

Brooklyn-based artist Brian Donnelly, better known by the pseudonym KAWS, was born in 1974 in Jersey City, New Jersey. In elementary school, he became interested in graffiti and took to copying imagery on paper, soon adopting the name 'KAWS' as his moniker. In the early 1990s, Donnelly moved to New York City and developed his now iconic Graffiti style. Around this time, KAWS began to modify stolen advertisements on the city's phone booths and bus shelters, replacing the faces of fashion models with his signature characters. This takeover of the city's advertising infrastructure brought him fame beyond the countercultural world of graffiti. KAWS received a BFA from the School of Visual Arts (SVA), and after his graduation in 1996, began to work as a freelance artist for Disney, where he created animated background imagery for film and television. In 1999, the artist's first solo exhibition was held at Colette in Paris. One of the early iterations of Donnelly's recurring characters is the Companion, an altered version of the Mickey Mouse character, which was first produced in 1999 as a limited edition toy made in collaboration with Japanese streetwear brand Bounty Hunter.



KAWS,





KAWS,

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for KAWS has a risk-adjusted appreciation of 1.00. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by KAWS have a record price compound annual growth rate ("CAGR") of 92.2% from Match 14, 2009 to September 30, 2022. This calculation is based on (i) a record price of $1,815 on March 21, 2009, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $12,738,800, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for KAWS is 40.3%, which is based on 20 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of KAWS was February 13, 2010 and ending on the last date a repeat sale occurred for such artist, which in the case of KAWS was November 30, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

6. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by KAWS with the following criteria: character paintings featuring CHUM, KAWSBob, and Companion(s), that measure 35 inches by 35 inches to 90 inches by 90 inches, and where the characters' main facial features are present, excluding examples with more elaborate and/or full background imagery, tondos, and red or black monochrome depictions of KawsBob and Companions. The set of similar works includes two paintings currently held in the Masterworks portfolio, including a painting acquired by Masterworks 102, LLC, an affiliate of the Company, at Phillips, New York, 20th Century & Contemporary Art Evening Sale, held on November 17, 2021 for $1,542,500 and a painting acquired by Masterworks 013, LLC, an affiliate of the Company, at Phillips, New York, 20th Century and Contemporary Art Evening Sale, held on July 2, 2020 for $1,380,000. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 24.4% CAGR implied from selected sales occurring from September 23, 2014 to October 7, 2022.